UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2007

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 231-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2007, Radian Group Inc. (the “Company”) entered into a Transition Agreement and General Release (the “Transition Agreement”) with Mark A. Casale, former President of Radian Guaranty Inc. (“Radian Guaranty”), the Company’s principal mortgage insurance subsidiary. As previously disclosed, Mr. Casale relinquished his position as President of Radian Guaranty on October 30, 2007.

Under the Transition Agreement:

(1)	Mr. Casale’s employment with the Company will terminate on December 31, 2007 (the “Termination Date”). Prior to his Termination Date, Mr. Casale will continue to provide transition services as reasonably requested by the Company.

(2)	Mr. Casale is entitled to the following amounts and benefits (subject to applicable tax withholdings):

•	Salary continuation payments, at the monthly rate of his existing base salary (prior to any deductions), through the Termination Date;

•	A lump sum bonus payment for 2007 equal to $100,000, payable within 30 days following the Termination Date;

•

During the period beginning on the first business day following the Termination Date and ending on October 31, 2009 (the “Severance Period”), (a) monthly severance payments of $31,250 per month and (b) until Mr. Casale is eligible for coverage from a subsequent employer (including through self-employment), an amount equal to the cost to the Company of providing COBRA health care continuation coverage;

•

Effective December 11, 2007, the full vesting of 18,000 restricted shares of the Company’s common stock currently held by Mr. Casale; provided however, that such shares are to be held by the Company and delivered to Mr. Casale (subject to applicable tax withholding) within 10 days of October 31, 2009, assuming Mr. Casale has fully complied with the terms of the Transition Agreement; and

•	Executive outplacement services for up to 12 months following the Termination Date and not to exceed $25,000 in total cost.

(3)	Mr. Casale is prohibited from:

•	Participating in any employment or consulting relationship outside of the Company through the Termination Date; and

•	For a period of six months following the Termination Date:

•

without the Company’s express written consent, being employed by, associated with or otherwise engaged (directly or indirectly) with certain companies specified in the Transition Agreement whose primary businesses involve providing mortgage insurance or financial guaranty insurance;

•

directly or indirectly soliciting, diverting or appropriating (or attempting to solicit, divert or appropriate) any customer or prospective customer of the Company or its subsidiaries and affiliates with services or products competitive to those offered by the Company or its subsidiaries and affiliates;

•

directly or indirectly soliciting (or aiding in the solicitation of), inducing, encouraging or in any way causing any employee of the Company or its subsidiaries and affiliates from leaving the employ of such entity; and

•

without the prior written consent of the Company’s board of directors, directly or indirectly (a) acquiring more than 5% of the Company’s outstanding voting securities, (b) making or participating in any solicitation of proxies to vote or consents (or seeking to advise or influence any person) with respect to the voting of the Company’s securities, (c) initiating or supporting any stockholder proposal with respect to the Company, (d) making a proposal or offer with respect to any extraordinary transaction involving the Company or its subsidiaries (including the assets thereof), (e) seeking or proposing to influence or control the Company’s management or policies or (f) negotiating or influencing the terms and conditions of employment of the Company’s employees.

(4)	The previously disclosed Change of Control Agreement between the Company and Mr. Casale dated November 9, 2004 (the “Change of Control Agreement”) is deemed terminated effective November 1, 2007.

(5)	Mr. Casale agrees to release the Company and its past and present affiliates from any and all matters or claims, whether known or unknown.

(6)	Mr. Casale has the right to revoke this Transition Agreement at any time on or before December 18, 2007.

The following items are incorporated into this Item 5.02 as if fully set forth herein: (1) the Transition Agreement filed as Exhibit 10.1 to this report; and (2) the description of the material terms of the Change of Control Agreement included in the Company’s joint proxy statement/prospectus for the Company’s 2007 Annual Meeting of Stockholders under “Compensation of Executive Officers and Directors of Radian—Potential Payments Upon Termination of Employment or Change of Control.”

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1*†	Transition Agreement and General Release between Radian Group Inc. and Mark A. Casale, dated December 11, 2007.

*	Filed herewith.
†	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: December 14, 2007	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
Vice President, Securities Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1*†	Transition Agreement and General Release between Radian Group Inc. and Mark A. Casale, dated December 11, 2007.

*	Filed herewith.
†	Management contract, compensatory plan or arrangement.